Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

ARQ, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered(1)(3)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	457(a) and 457(c)	2,609,028	$5.39	$14,062,661	0.0001476	$2,076
Total Offering Amounts							$2,076
Total Fee Offsets							$—
Net Fee Due							$2,076

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Arq, Inc. 2024 Omnibus Incentive Plan (the “Plan”).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of a share of common stock on The Nasdaq Global Market on June 25, 2024, which was $5.39.
(3) Represents (i) 2,500,000 shares of Common Stock authorized to be issued under the Plan and (ii) 109,028 shares of Common Stock that are available for issuance under the Plan as a result of remaining available for grant under the Company’s 2022 Omnibus Incentive Plan on the date hereof or that are or may become available for issuance under the Plan as a result of outstanding awards under the Plan or the Company’s 2022 Omnibus Incentive Plan that, in whole or in part, are terminated, expire or are otherwise cancelled.